Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES

THIRD QUARTER 2015 RESULTS

Record Results Driven by Henderson Products Acquisition and

Strong Pre-Season Order Period;

Company Reaffirms Full Year 2015 Outlook

Highlights:

•                 Third quarter net sales increased 53% to a record $120.6 million, as compared to the third quarter of 2014

•                 Record earnings per diluted share of $0.68 for the third quarter, representing a $0.21 per diluted share increase over the same quarter in 2014

•                 Adjusted EBITDA for the quarter increased 40% to a record of $31.1 million compared to $22.2 million in the same period last year

•                 Henderson Products acquisition continues to meet expectations and integration remains on track

•                 Company paid $0.2225 per share cash dividend on September 30, 2015

November 2, 2015 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer of vehicle attachments and equipment, today announced financial results for the third quarter ended September 30, 2015.

James L. Janik, Chairman, President, and Chief Executive Officer explained, “We began this year knowing we would face tough comparisons to our record performance in 2014. I am pleased to report that for the first three quarters of 2015, our team has risen to the challenge and produced record results again. There were several drivers of our strong financial performance including the successful acquisition of Henderson Products at the end of last year, which continues to meet our high expectations. In addition, we continue to see a robust market environment that produced a strong preseason order period, the ongoing release of pent up demand that was previously held in check during the last recession, plus the rapid acceptance of the new products we launched this year. Our track record of success is a testament to the almost 1,100 people at Douglas Dynamics who both continually strive to extend our market leadership position and are committed to consistently improving efficiency through our proprietary DDMS program.”

Third Quarter Results

Net sales were $120.6 million in the third quarter 2015, compared to net sales of $78.8 million in third quarter 2014, an increase of 53%. Of the increase in net sales approximately $26.9 million was attributable to the addition of Henderson Products, which was acquired on the last day of 2014.  The remainder of the increase in net sales reflects continued strong preseason shipments of equipment and service parts compared to the prior year.

Net income was a record $15.5 million, or $0.68 per diluted share based on weighted average shares of 22.4 million shares, in the third quarter of 2015, compared to net income of $10.8 million, or $0.47 per diluted share, based on weighted average shares of 22.2 million shares, in the third quarter of 2014.

The effective tax rate for the third quarter of 2015 was 34.3% and the estimated effective tax rate for full year 2015 is expected to be approximately 36.0%.

The Company reported record Adjusted EBITDA of $31.1 million in the third quarter of 2015, a 40% increase when compared to Adjusted EBITDA of $22.2 million in the third quarter of 2014.

Balance Sheet and Liquidity

During the first nine months of 2015, the Company recorded net cash used in operating activities of $11.9 million compared to net cash used in operating activities of $18.1 million in the same period of 2014. The decrease in net cash used in operating activities was primarily due to an increase in net income and favorable changes in working capital.

Inventory was $55.2 million at the end of the third quarter of 2015, compared to $36.4 million at the end of the third quarter of 2014. The increase is attributable to the acquisition of Henderson Products.

Accounts receivable at the end of the third quarter of 2015 were $118.5 million, an increase of $22.0 million compared to the end of the third quarter of 2014, which reflects the impact of the Henderson Products acquisition and overall higher demand.

Dividend

As previously announced on September 10, 2015, Douglas Dynamics declared a quarterly cash dividend of $0.2225 per share on the Company’s common stock, which was paid on September 30, 2015 to stockholders of record as of the close of business on September 21, 2015.

Outlook

Based on results from the first nine months of the year and current visibility into market trends, the Company continues to expect 2015 net sales to be in the range of $385 million to $420 million, and adjusted EBITDA to be in the range of $90 million to $105 million.  Earnings per share for 2015 are expected to range from $1.70 per diluted share to $2.05 per diluted share. It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels.

Janik explained, “While we are pleased with our results so far in 2015, there is still an important two months to go before the end of the year. When viewed in aggregate, the outlook for our business remains very positive. The combination of a strong pre-season order period, continued positive dealer sentiment, favorable field inventory trends, robust light truck sales - which have been aided by lower gas prices - and the ongoing release of pent-up demand means we are comfortable reaffirming our outlook for the year. It is worth remembering that even with the addition of Henderson Products, which has reduced the impact of weather on our business, our fourth quarter results will still be influenced by snowfall trends in our core markets. However, assuming we see average snowfall in the coming months, we remain on track to produce record results in 2015.”

Webcast Information

The Company will host an investor conference call on Tuesday, November 3, 2015 at 10:00 a.m. Central Time. The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer of vehicle attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Our commitment to continuous improvement enables us to consistently produce the highest quality products and drive shareholder value. The Douglas Dynamics portfolio includes snow and ice management attachments sold under the FISHER®, WESTERN®, HENDERSON® and SNOWEX® brands. Additional information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of TrynEx Inc., which we acquired in 2013, or the business of Henderson Products and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$3,873	$24,195
Accounts receivable, net	118,538	60,918
Inventories	55,245	48,248
Deferred income taxes	5,829	7,004
Prepaid and other current assets	2,104	2,156
Total current assets	185,589	142,521

Property, plant, and equipment, net	41,073	37,546
Goodwill	160,661	160,962
Other intangible assets, net	129,399	135,009
Deferred financing costs, net	2,487	2,485
Other long-term assets	2,634	1,920
Total assets	$521,843	$480,443

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$13,467	$9,753
Accrued expenses and other current liabilities	24,773	33,670
Income taxes payable	3,169	642
Short-term borrowings	27,000	—
Current portion of long-term debt	1,629	1,629
Total current liabilities	70,038	45,694

Retiree health benefit obligation	7,036	6,774
Pension obligation	11,831	12,316
Deferred income taxes	51,754	49,853
Long-term debt, less current portion	185,250	186,471
Other long-term liabilities	6,645	6,046

Total shareholders’ equity	189,289	173,289
Total liabilities and shareholders’ equity	$521,843	$480,443

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	(unaudited)		(unaudited)

Net sales	$120,565	$78,836	$281,598	$203,457
Cost of sales	$79,700	49,746	187,286	125,827
Gross profit	40,865	29,090	94,312	77,630

Selling, general, and administrative expense	$12,506	9,006	35,227	25,824
Intangibles amortization	$1,803	1,439	5,610	4,348

Income from operations	26,556	18,645	53,475	47,458

Interest expense, net	$(2,824)	(2,037)	(8,057)	(6,007)
Other expense, net	$(60)	(53)	(189)	(136)
Income before taxes	23,672	16,555	45,229	41,315

Income tax expense	$8,124	5,793	16,194	14,385

Net income	$15,548	$10,762	$29,035	$26,930
Less: Net income attributable to participating securities	214	155	405	397
Net income attributable to common shareholders	$15,334	$10,607	$28,630	$26,533

Weighted average number of common shares outstanding:
Basic	22,362,787	22,197,609	22,314,198	22,158,690
Diluted	22,373,351	22,218,052	22,330,095	22,178,688

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.69	$0.48	$1.28	$1.20
Earnings per common share assuming dilution attributable to common shareholders	$0.68	$0.47	$1.27	$1.19
Cash dividends declared and paid per share	$0.22	$0.22	$0.67	$0.65

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2015	September 30, 2014
	(unaudited)

Operating activities
Net income	$29,035	$26,930
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,193	6,885
Inventory step up of acquired business included in cost of sales	1,956	—
Amortization of deferred financing costs and debt discount	502	569
Loss recognized on assets held for sale	—	67
Stock-based compensation	2,740	2,143
Provision for losses on accounts receivable	170	171
Deferred income taxes	3,219	4,124
Earnout liability	556	810
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(57,790)	(54,397)
Inventories	(8,954)	(8,441)
Prepaid and other assets	(962)	1,866
Accounts payable	3,714	(2,742)
Accrued expenses and other current liabilities	5,607	6,188
Benefit obligations and other long-term liabilities	(908)	(2,306)
Net cash used in operating activities	(11,922)	(18,133)

Investing activities
Capital expenditures	(7,110)	(3,310)
Proceeds from sale of assets held for sale	—	1,018
Acquisition of business	(11,818)	—
Net cash used in investing activities	(18,928)	(2,292)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(27)	(97)
Proceeds on exercise of stock options	111	—
Dividends paid	(15,131)	(14,690)
Net revolver borrowings	27,000	20,500
Repayment of long-term debt	(1,425)	(863)
Net cash provided by financing activities	10,528	4,850
Change in cash and cash equivalents	(20,322)	(15,575)
Cash and cash equivalents at beginning of year	24,195	19,864
Cash and cash equivalents at end of quarter	$3,873	$4,289

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2015	2014	2015	2014

Net income	$15,548	$10,762	$29,035	$26,930

Interest expense - net	2,824	2,037	8,057	6,007
Income tax expense	8,124	5,793	16,194	14,385
Depreciation expense	1,267	872	3,583	2,537
Amortization	1,803	1,439	5,610	4,348
EBITDA	29,566	20,903	62,479	54,207

Stock based compensation	759	546	2,740	2,143
Purchase accounting (1)	162	537	2,512	810
Other charges (2)	580	232	1,001	1,131
Adjusted EBITDA	$31,067	$22,218	$68,732	$58,291

(1) -Reflects $96 and $66 in earn out compensation expense related to Henderson and TrynEx, respectively, in the three months ended September 30, 2015.   Reflects $288 and $1,956 in earn out compensation expense related to Henderson and inventory step up related to Henderson included in cost of sales in the nine months ended September 30, 2015, respectively.   Reflects $268 in earnout compensation expense related to TrynEx in the nine months ended September 30, 2015.  Reflects $537 and $810 in earnout compensation expense related to TrynEx in the three and nine months ended September 30, 2014, respectively.

(2) - Reflects expenses of $580 and $232 for one time, unrelated legal and consulting fees for the three months ended September 30, 2015 and September 30, 2014, respectively. Reflects expenses of $1,001 and $1,131 for one time, unrelated legal and consulting fees for the nine months ended September 30, 2015 and  September 30, 2014, respectively.